UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Verso Technologies, Inc.

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VERSO TECHNOLOGIES, INC.
400 Galleria Parkway, Suite 300
Atlanta, Georgia 30339

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held On April 27, 2005

To the Shareholders of Verso Technologies, Inc.:
      Notice is hereby given that a Special Meeting of Shareholders (together with any adjournments or postponements thereof, the “Meeting”) of Verso Technologies, Inc., a Minnesota corporation (the “Company”), will be held at 10:00 a.m., local time, on Wednesday, April 27, 2005, at The Georgian Club, located at 100 Galleria Parkway, Suite 1700, Atlanta, Georgia 30339, for the purpose of considering and voting upon the following matters:

(1) to approve the potential issuance of more than 20% of the Company’s common stock, par value $0.01 per share (the “Common Stock”), for the purpose of complying with the rules governing The Nasdaq Stock Market, Inc.;

(2) to approve an amendment to the Company’s articles of incorporation to increase the number of authorized shares of Common Stock from 200,000,000 to 300,000,000; and

(3) to transact such other business as may properly come before the Meeting.
      These items are more fully described in the accompanying Proxy Statement, which is hereby made a part of this Notice of Special Meeting of Shareholders. The Board of Directors of the Company has fixed the close of business on March 18, 2005, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Meeting. Only those shareholders of record as of the close of business on that date will be entitled to vote at the Meeting.

By Order of the Board of Directors,

Steven A. Odom
Chairman of the Board and
Chief Executive Officer
Atlanta, Georgia
March [     ], 2005
WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE-PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY REVOKE OR CHANGE YOUR PROXY FOR ANY REASON AT ANY TIME BEFORE THE VOTING BY DELIVERING TO THE COMPANY A WRITTEN NOTICE OF REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE OR BY ATTENDING THE MEETING AND VOTING IN PERSON. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, THEN YOU MUST BRING TO THE MEETING A LETTER FROM THE BROKER, BANK OR OTHER NOMINEE CONFIRMING YOUR BENEFICIAL OWNERSHIP OF THE SHARES. ADDITIONALLY, IN ORDER TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL 1 APPROVAL OF POTENTIAL ISSUANCE OF COMMON STOCK
PROPOSAL 2 AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
ADDITIONAL INFORMATION

PRELIMINARY PROXY STATEMENT
SPECIAL MEETING OF SHAREHOLDERS OF
VERSO TECHNOLOGIES, INC.

INFORMATION CONCERNING SOLICITATION AND VOTING
General
      This Proxy Statement (the “Proxy Statement”) and the accompanying form of proxy are being furnished to the shareholders of Verso Technologies, Inc., a Minnesota corporation (the “Company”), in connection with the solicitation of proxies by and on behalf of the Board of Directors of the Company (the “Board”) from holders of the Company’s outstanding common stock, $0.01 par value per share (the “Common Stock”), for use at a Special Meeting of Shareholders of the Company (together with any adjournments or postponements thereof, the “Meeting”) to be held at 10:00 a.m., local time, on Wednesday, April 27, 2005, at The Georgian Club, located at 100 Galleria Parkway, Suite 1700, Atlanta, Georgia 30339. This Proxy Statement and the accompanying form of proxy are expected to be mailed to shareholders of record of the Company on or about March [     ], 2005.
Solicitation of Proxies
      The Company will bear the costs of preparing and mailing the Proxy Statement, as well as all other costs incurred on behalf of the Board in connection with its solicitation of proxies from the Company’s shareholders. Directors, officers and employees of the Company and its subsidiaries may solicit proxies by mail, personal interview, telephone or other means without additional compensation therefor. Arrangements also will be made with brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of the Common Stock not beneficially owned by them, for forwarding such solicitation materials to, and obtaining proxies from, the beneficial owners of such Common Stock entitled to vote at the Meeting. The Company will reimburse these persons for their reasonable expenses incurred in doing so. In addition, the Company has engaged D.F. King & Co, Inc. to assist the Board in soliciting proxies from record holders and beneficial owners of the Common Stock through the mail, personal interview, telephone and other means. The Company has agreed to pay D.F. King & Co., Inc. approximately $6,500 plus out-of-pocket expenses for its services to be rendered on the Company’s behalf.
Voting Rights and Outstanding Shares
      Only shareholders of record as of the close of business on March 18, 2005 (the “Record Date”) are entitled to notice of, and to vote at, the Meeting. As of the Record Date, there were [                    ] shares of Common Stock outstanding and entitled to vote at the Meeting, held by approximately [                    ] holders of record. All shareholders of Common Stock are entitled to cast one vote per share held as of the Record Date on each proposal considered at the Meeting.
Quorum and Vote Required
      A quorum of the Company’s shareholders is necessary to transact business at the Meeting. The presence at the Meeting, in person or by proxy, of shares of Common Stock representing a majority of the shares of Common Stock outstanding and entitled to vote as of the Record Date will constitute a quorum for transacting business at the Meeting. Abstentions and broker-non votes, discussed below, count as present for establishing a quorum.
      Provided a quorum is present at the Meeting, the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Meeting will be required to approve the (i) potential issuance of more than 20% of the Common Stock outstanding as of February 4, 2005 at a price less than the greater of book or market value of the Common Stock pursuant to the terms of (a) the

Company’s 6% Senior Unsecured Convertible Debentures (the “Senior Debentures”), Series A Warrants (the “Series A Warrants”) and Series B Warrants (the “Series B Warrants” and, together with the Series A Warrants, the “Warrants”) issued on February 4, 2005, and (b) warrants issued (the “Initial Broker Warrants”) or to be issued by the Company (the “Contingent Broker Warrants” and, together with the Initial Broker Warrants, the “Broker Warrants”) in connection with the Company’s sale of the Senior Debentures and the Warrants (“Proposal 1”); and (ii) amendment to the Company’s articles of incorporation to increase the number of authorized shares of Common Stock (“Proposal 2”). If a quorum is not present at the Meeting, then it is expected that the Meeting will be adjourned or postponed to solicit additional proxies.
      All votes will be tabulated by the inspector of elections appointed for the Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted for purposes of determining both the presence or absence of a quorum for the transaction of business and the total number of votes cast with respect to a particular matter. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business but will not be counted for purposes of determining the votes cast as to any particular proposal on which the broker has expressly not voted. Broker non-votes are proxies from brokers or nominees indicating that those persons have not received instructions from the beneficial owners as to certain proposals on which the beneficial owners are entitled to vote their shares but with respect to which the brokers or nominees have no discretionary voting power to vote without instructions. Abstentions will have the same effect as votes against Proposals 1 and 2, and broker non-votes will have no effect on either Proposal 1 or 2.
Revocability of Proxies
      The shares of Common Stock represented by proxy will be voted as instructed if received in time for the Meeting. If no instructions are indicated, then such shares will be voted in favor of (FOR) Proposals 1 and 2. Any person signing and mailing a proxy may, nevertheless, revoke it at any time before it is exercised by sending to the Company a written revocation notice or a new, duly executed proxy bearing a later date or by attending in person and voting at the Meeting. Attendance at the Meeting, however, will not itself constitute the revocation of a proxy.
Dissenters’ Rights of Appraisal
      The Company’s shareholders will not have rights of appraisal with respect to Proposal 1 or 2.
PROPOSAL 1
APPROVAL OF POTENTIAL ISSUANCE OF COMMON STOCK
Introduction
      On February 4, 2005, the Company completed a financing (the “Financing”) in which the Company raised $13.5 million through a private placement of the Senior Debentures and the Warrants. In connection with the Financing, the Company issued to certain placement agents the Initial Broker Warrants and, upon the exercise of the Series B Warrants, will issue to such placement agents the Contingent Broker Warrants. The Senior Debentures, the Series A Warrants and the Series B Warrants are convertible or exercisable (without regard to any restrictions on such conversion or exercise) into an aggregate of approximately 27.0 million shares, 10.8 million shares and 10.0 million shares of Common Stock, respectively, subject to customary anti-dilution adjustments. The Initial Broker Warrants are exercisable (without regard to any restrictions on such exercise) into an aggregate of approximately 1.5 million shares of Common Stock, subject to customary anti-dilution adjustments. Upon the exercise of the Series B Warrants, the Company will issue to the placement agents the Contingent Broker Warrants, which will be exercisable (without regard to any restrictions on such exercise) for up to an aggregate of approximately 400,000 shares of Common Stock, subject to customary anti-dilution adjustments.

      Pursuant to the terms of the Senior Debentures, the aggregate number of shares of Common Stock issuable upon conversion of the Senior Debentures (when added to the number of shares of Common Stock issued upon exercise of the Warrants) may not exceed 19.99% of the shares of Common Stock outstanding on February 4, 2005 (the “Share Cap”), unless the Company’s shareholders approve Proposals 1 and 2. Pursuant to the terms of the Series A Warrants, the aggregate number of shares of Common Stock issuable upon exercise of the Series A Warrants (when added to the number of shares of Common Stock issued upon conversion of the Senior Debentures) may not exceed the Share Cap, unless the Company’s shareholders approve Proposal 1. Pursuant to the terms of the Series B Warrants and the Initial Broker Warrants, the Series B Warrants and the Initial Broker Warrants may not be exercised at all until the Company’s shareholders approve Proposals 1 and 2.
      In connection with the Financing, the Company agreed, among other things, to use its reasonable best efforts to obtain shareholder approval of Proposals 1 and 2. The purpose of Proposal 1 is to obtain shareholder approval of the potential issuance of more than 20% of the Common Stock outstanding as of February 4, 2005 at a price less than the greater of book or market value of the Common Stock pursuant to the terms of the Senior Debentures, the Warrants and the Broker Warrants in order to comply with the rules governing The Nasdaq Stock Market, Inc.
Shareholder Approval Requirements
      The Common Stock is traded on The Nasdaq SmallCap Stock Market (“Nasdaq”) under the symbol “VRSO.” Consequently, the Company is subject to the Marketplace Rules promulgated by the National Association of Securities Dealers, Inc. (the “Marketplace Rules”). Although the issuance of the Senior Debentures, the Warrants, the Broker Warrants and the shares of Common Stock upon conversion of the Senior Debentures and exercise of the Warrants and the Broker Warrants (subject to applicable restrictions on exercise or conversion thereof) does not require shareholder approval under Minnesota law, the Company’s articles of incorporation or bylaws, or the Marketplace Rules, the issuance of shares of Common Stock upon conversion of the Senior Debentures and exercise of the Warrants and the Broker Warrants in excess of the Share Cap does require shareholder approval under the Marketplace Rules. Specifically, Marketplace Rule 4350(i)(1)(D) (“Rule 4350”) requires Nasdaq-listed issuers to obtain shareholder approval prior to any issuance or potential issuance of securities representing 20% or more of the outstanding common stock or voting power of the issuer (on an as-converted or as-exercised basis) before such issuance for a price less than the greater of the book or market value of the issuer’s common stock. For purposes of Rule 4350, the (i) outstanding common stock or voting power of the issuer is determined as of a date the issuer enters into a binding agreement with respect to such issuance or potential issuance, which in the case of the Financing is February 4, 2005; and (ii) market value of the issuer’s common stock is deemed to be the closing bid price of the issuer’s common stock immediately prior to entering into such binding agreement, which in the case of the Financing is $0.46 per share, the closing bid price of the Common Stock on February 3, 2005.
      Although the initial conversion price of the Senior Debentures and the initial exercise prices of the Warrants and the Broker Warrants are currently in excess of $0.46 per share, anti-dilution adjustments with respect to these prices may result in the issuance of shares of Common Stock upon conversion of the Senior Debentures or exercise of the Warrants and the Broker Warrants at prices less than $0.46 per share. Further, the number of shares of Common Stock potentially issuable (without regard to the Share Cap) upon conversion of the Senior Debentures and exercise of the Warrants and the Broker Warrants exceeds 20% of the Common Stock outstanding as of February 4, 2005. Accordingly, in order to comply with Rule 4350, the Company must obtain shareholder approval before issuing any shares of Common Stock in excess of the Share Cap.
Terms of the Senior Debentures, the Warrants and the Broker Warrants
      The following descriptions summarize the material terms of the Senior Debentures, the Warrants and the Broker Warrants. Shareholders are urged to carefully read the forms of the (i) Senior Debenture, the Series A Warrant and the Series B Warrant included as Exhibits 4.1, 4.2 and 4.3, respectively, to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on

February 8, 2005; and (ii) Initial Broker Warrant and the Contingent Broker Warrant included as Exhibits                                         and                     , respectively, to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

Senior Debentures
      The Senior Debentures have an aggregate principal amount of $13.5 million and are due on February 3, 2009. The principal amount of the Senior Debentures is payable on a quarterly basis beginning in August 2006. Interest on the Senior Debentures accrues at a rate of 6.0% per annum, subject to increase to 6.75% per annum one year after the issuance of the Senior Debentures. Accrued interest on the Senior Debentures is payable in cash on a quarterly basis beginning in April 2005, provided that the Company may elect to pay all or any portion of the accrued interest in shares of Common Stock if certain conditions (including shareholder approval of Proposals 1 and 2) are satisfied.
      The outstanding principal amount of the Senior Debentures may be converted at any time at the option of the holder into approximately 27.0 million shares of the Common Stock at an initial conversion price of $0.50 per share, subject to customary anti-dilution adjustments and certain restrictions, including the Share Cap. Accrued interest on the Senior Debentures also may be converted at any time at the option of the holder at the same initial conversion price and under the same conditions. The Company may require the conversion of the Senior Debentures if certain conditions (including shareholder approval of Proposals 1 and 2) are satisfied.
      Upon the occurrence of an “event of default” under the Senior Debentures, the holders thereof may elect to have the Company redeem all or any portion of the outstanding principal amount of the Senior Debentures and the accrued interest thereon. An event of default under the Senior Debentures occurs if: (i) the Company experiences an event of liquidation or a change of control, or the Company publicly announces such event or change; (ii) the Company breaches, or provides notice of its intent to breach, in a material respect, any covenant or material term or condition of the Senior Debentures or related agreements; (iii) the Company breaches any representation or warranty made by the Company in the Senior Debentures or related agreements and such breach has had, or could reasonably be expected to have, a material adverse effect on the Company; (iv) the Company defaults under any of its other indebtedness having a principal amount exceeding $250,000; (v) the Common Stock ceases to be registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or ceases to be listed on The Nasdaq National Market, The Nasdaq SmallCap Market, The New York Stock Exchange or the American Stock Exchange; or (vi) a governmental authority renders a final judgment against the Company in an amount exceeding $250,000, and the Company fails to pay such amount when due. If the Company must redeem the Senior Debentures due to an event of default, the Company must pay a redemption price equal to 101% of the outstanding principal amount to be redeemed, plus all accrued interest thereon, or up to 120% of the outstanding principal amount to be redeemed, plus all interest accrued thereon, if the event of default is due to a change of control of the Company.
      The right of payment of the holders of the Senior Debentures of all amounts due to them thereunder is subordinated to the right of payment of Silicon Valley Bank (“SVB”), the Company’s senior lender, of all amounts due by the Company to SVB under the Company’s credit facility with SVB. Notwithstanding the foregoing, the holders of the Senior Debentures may accept all regularly scheduled payments of principal of and interest on the Senior Debentures. Upon an event of default under the Senior Debentures, the holders thereof may exercise any rights or remedies under the Senior Debentures and may take any action to collect amounts owed to them under the Senior Debentures, provided prior written notice is given to SVB as set forth in the Senior Debentures. As of March [                    ], 2005, the Company did not have any indebtedness to SVB under the credit facility.
      While any of the Senior Debentures remains outstanding, the Company may not incur any additional debt or increase the amount of its debt outstanding as of February 4, 2005, except for certain permitted indebtedness, which includes, among other things, debt which is subordinated to the Senior Debentures and debt under a revolving credit facility secured by a first lien on the Company’s assets.

Series A Warrants
      The Series A Warrants are exercisable over a four-year period commencing on February 4, 2006 for an aggregate of approximately 10.8 million shares of Common Stock at an initial exercise price of $0.72 per share, subject to customary anti-dilution adjustments and to certain limitations, including the Share Cap. The Series A Warrants may be exercised on a cashless basis if at the time of such exercise an effective registration statement filed by the Company with the SEC is not available for the resale of the shares of Common Stock issuable upon the exercise of the Series A Warrants.

Series B Warrants
      The Series B Warrants are exercisable commencing on the date the shareholders approve Proposals 1 and 2 and through the date which is 90 days after the later of (i) the date of such approval or (ii) the effective date of the registration statement that the Company is obligated to file with the SEC covering the resale of the shares of Common Stock issuable upon conversion of the Senior Debentures and the exercise of the Warrants. The Series B Warrants are exercisable for an aggregate of approximately 10.0 million shares of Common Stock at an initial exercise price of $0.78 per share, subject to customary anti-dilution adjustments and to certain limitations. The Series B Warrants may be exercised on a cashless basis if at the time of such exercise an effective registration statement filed by the Company with the SEC is not available for the resale of the shares of Common Stock issuable upon the exercise of the Series B Warrants.

Initial Broker Warrants
      The Initial Broker Warrants are exercisable over a four-year period commencing on February 4, 2006, provided that the shareholders approve Proposals 1 and 2, for an aggregate of approximately 1.5 million shares of Common Stock at an initial exercise price of $0.72 per share, subject to customary anti-dilution adjustments and to certain limitations. The Initial Broker Warrants may be exercised on a cash-less basis.

Contingent Broker Warrants
      Upon the exercise of the Series B Warrants, the Company will issue the Contingent Broker Warrants which will be exercisable upon issuance for a 90-day period. The Contingent Broker Warrants will be exercisable for up to an aggregate of 400,000 shares of Common Stock at an initial exercise price of $0.78 per share, subject to customary anti-dilution adjustments and to certain limitations. The Contingent Broker Warrants may be exercised on a cashless basis.
Use of Proceeds
      The net proceeds to the Company from the Financing was approximately $12.5 million. Pursuant to a cash collateral agreement which the Company entered into in connection with the Financing, $1.6 million of the net proceeds has been deposited with (and is held by) Wachovia Bank, National Association, to secure the Company’s performance under the Senior Debentures. The Company intends to use the remaining net proceeds and any additional consideration the Company will receive upon exercise of the Warrants and the Broker Warrants for general corporate purposes, including capital expenditures and working capital. Pursuant to the terms of the Financing, the Company may not use any of the net proceeds to (i) pay any dividends or make any distributions on any of the Company’s securities or (ii) repay any loans made to or incurred by officers, directors or affiliates of the Company.
Benefit to the Company and its Shareholders
      If the shareholders approve Proposal 1, then:

•	the Senior Debentures may be converted in full without regard to the Share Cap, provided that the shareholders also approve Proposal 2;

•	the Series A Warrants may be exercised in full without regard to the Share Cap;

•	the Series B Warrants and the Initial Broker Warrants become exercisable, provided that the shareholders also approve Proposal 2; and

•	the Contingent Broker Warrants become issuable and exercisable upon exercise of the Series B Warrants.
      Conversion of the Senior Debentures benefits the Company and its shareholders because, to the extent the outstanding principal of and accrued interest on the Senior Debentures is converted into shares of Common Stock, the Company is no longer obligated to pay such principal or interest amounts, and the Company’s outstanding debt and interest expense will be reduced. Exercise of the Warrants and the Broker Warrants benefits the Company and its shareholders because upon such exercise the Company will receive the exercise price per share of Common Stock issued if the exercise price is paid in cash, which exercise price is currently above the market price of the Common Stock. If the Warrants and the Broker Warrants are exercised in full for cash, the exercise proceeds to the Company would be approximately $16,977,000.
      If the shareholders do not approve Proposal 1, then:

•	the Senior Debentures may not be converted if such conversion would result in the issuance of shares of Common Stock (when added to the shares of Common Stock issued upon exercise of the Warrants) in excess of the Share Cap, which would mean that the Company would not enjoy the benefits of debt or interest expense reduction associated with any such conversion;

•	the Series A Warrants may not be exercised if such exercise would result in the issuance of shares of Common Stock (when added to the shares of Common Stock issued upon conversion of the Senior Debentures) in excess of the Share Cap, which would mean that the Company would not receive the exercise proceeds associated with such exercise for cash;

•	the Series B Warrants and the Initial Broker Warrants may not be exercised, the Contingent Broker Warrants will not be issued, and the Company will not receive the exercise proceeds associated with any cash exercise of the Series B Warrants or the Broker Warrants; and

•	the Company will not be able to force the conversion of the Senior Debentures or pay the interest on the Senior Debentures in shares of Common Stock even if the other conditions for such conversion and payment have been satisfied.
      Additionally, shareholder approval of Proposals 1 and 2 satisfies the Company’s obligation in connection with the Financing to use its reasonable best efforts to obtain such approval. If the shareholders do not approve Proposals 1 and 2 at the Meeting, then the Company is obligated to continue to use its reasonable best efforts to seek such approval at the Company’s expense as soon as practicable after the Meeting and as frequently as quarterly.
Effects of the Conversion of the Senior Debentures and Exercise of the Warrants and the Broker Warrants
      If Proposals 1 and 2 are approved by the shareholders, then the (i) Senior Debentures may be converted in full without regard to the Share Cap; (ii) Series B Warrants and the Initial Broker Warrants will be exercisable; and (iii) Contingent Broker Warrants will be issuable upon exercise of the Series B Warrants. If Proposal 1 is approved by the shareholders, then the Series A Warrants may be exercised in full without regard to the Share Cap.
      If the Senior Debentures, the Series A Warrants, the Series B Warrants and the Broker Warrants are converted or exercised in full (without regard to any restrictions on such conversion or exercise), then the Company would be obligated to issue an aggregate of approximately 27.0 million shares, 10.8 million shares, 10.0 million shares and 1.9 million shares of Common Stock, respectively, excluding any additional shares of Common Stock which may become issuable upon conversion of the Senior Debentures due to anti-dilution adjustments and any additional shares of Common Stock which the Company may issue in payment of interest due on the Senior Debentures. These numbers represent approximately 20.3%, 8.1%, 7.5% and 1.4%, respectively, of the shares of Common Stock outstanding as of February 4, 2005 and, assuming such shares of Common Stock are issued, represent a significant dilution of the voting interests of existing shareholders.
      The issuance of shares of Common Stock pursuant to the Senior Debentures, the Warrants and the Broker Warrants will also have a dilutive effect on earnings per share and may adversely affect the market price of the Common Stock.
      The issuance of shares of Common Stock upon conversion in full of the Senior Debentures and exercise in full for cash of the Warrants and Broker Warrants will result in an increase in the book value of the Common Stock if at the time of the conversion or exercise the conversion price of the Senior Debentures and the exercise prices of the Warrants exceed the book value of the Common Stock. At December 31, 2004, the book value per share of Common Stock was $0.09. If the Senior Debentures, Warrants and Broker Warrants had been outstanding on December 31, 2004, then upon the conversion or exercise thereof on such date the book value of the Common Stock would have increased as set forth below.

•	If all of the Senior Debentures had been converted on December 31, 2004 at the initial conversion price and none of the Warrants or Brokers Warrants had been exercised as of such date, then the pro forma book value per share of Common Stock at December 31, 2004 would have been $0.16.

•	If all of the Series A Warrants had been exercised for cash on December 31, 2004 at the initial exercise price and none of the Senior Debentures, Series B Warrants or Broker Warrants had been converted or exercised as of such date, then the pro forma book value per share of Common Stock at December 31, 2004 would have been $0.14.

•	If all of the Series B Warrants had been exercised for cash on December 31, 2004 at the initial exercise price and none of the Senior Debentures, Series A Warrants or Broker Warrants had been converted or exercised as of such date, then the pro forma book value per share of Common Stock at December 31, 2004 would have been $0.14.

•	If all of the Broker Warrants had been exercised for cash on December 31, 2004 at the initial exercise price and none of the Senior Debentures or Warrants had been converted or exercised as of such date, then the pro forma book value per share of Common Stock at December 31, 2004 would have been $0.10.
Recommendation of the Board of Directors
      The Board unanimously recommends that shareholders vote FOR Proposal 1. Proxies solicited by the Board will be voted FOR Proposal 1 unless instructions to the contrary are given.
PROPOSAL 2
AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION
TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
Introduction
      The Board, subject to shareholder approval, adopted and approved an amendment to the Company’s articles of incorporation to increase the number of authorized shares of Common Stock from 200,000,000 to 300,000,000. The Board has determined that the amendment is advisable and in the best interests of the Company and its shareholders and has directed that the amendment be submitted to the Company’s shareholders for approval.
      If Proposal 2 is approved by the Company’s shareholders at the Meeting, then Article III, Section 3.1 of the Company’s articles of incorporation will be amended and restated in its entirety as follows:

“This corporation shall have the authority to issue an aggregate of three hundred million (300,000,000) shares of Common Stock, each with $0.01 par value per share. Such shares shall be designated as this corporation’s “Common Stock.”

      The amendment to the Company’s articles of incorporation to increase the number of authorized shares of Common Stock, if approved by the Company’s shareholders, would become effective upon the filing with the Minnesota Secretary of State of articles of amendment to the Company’s articles of incorporation that contain the amendment. It is expected that that filing of the articles of amendment will take place shortly after the Meeting, assuming the shareholders approve Proposal 2.
Current Use of Shares
      As of March 18, 2005, there were 200,000,000 authorized shares of Common Stock of which: (i) [                    ] shares were outstanding; (ii) [                    ] shares were reserved for issuance upon exercise of outstanding options issued pursuant to the Company’s stock incentive plan; (iii) [                    ] shares were reserved for issuance under the Company’s stock purchase plan; (iv) [                    ] shares were reserved for issuance upon exercise of outstanding warrants and upon conversion of outstanding convertible debt, including the Series A Warrants and the Senior Debentures; (v) 950,000 shares were reserved for issuance in connection with the Company’s proposed acquisition of substantially all of the operating assets of WSECI, Inc., formerly known as Jacksonville Technology Associates, Inc. (“WSECI”); (vi) [                    ] shares were reserved for issuance as compensation to certain consultants to the Company; and (vii) [                    ] shares were available for issuance and not reserved for other purposes.
Purpose of the Amendment and Interests of Directors and Officers Therein
      In connection with the Financing, the Company agreed, among other things, to use its reasonable best efforts to obtain shareholder approval of an amendment to the Company’s articles of incorporation to increase the number of authorized shares of Common Stock to an amount sufficient to permit the exercise in full (without regard to any restriction on such exercise) of 150% of the number of shares of Common Stock underlying the Series B Warrants, or 16.2 million shares of Common Stock. The Company currently does not have enough authorized shares of Common Stock not reserved for issuance for other purposes to permit the exercise in full (without regard to any restriction on such exercise) of the Series B Warrants.
      In connection with the Financing, each of the Company’s directors and each of the Company’s Chief Executive Officer, President and Chief Financial Officer agreed to permit the Board to unreserve an aggregate of 7,598,228 shares of Common Stock underlying options and warrants held by such persons (the “Officer and Director Options”), which shares had been reserved previously by the Board for issuance upon exercise of the Officer and Director Options. If Proposal 2 is approved, the Board will once again reserve the shares of Common Stock underlying the Officer and Director Options for issuance upon exercise thereof.
      Increasing the number of authorized shares of Common Stock to 300,000,000 will permit the exercise in full (without regard to any restriction on such exercise) of the Series B Warrants and also will permit the Company to satisfy its obligations under its stock incentive and purchase plans and its outstanding warrants, options and convertible debt.
      The Board believes that it is desirable that the Company have the flexibility to issue additional shares of Common Stock for general corporate purposes that may be identified in the future. The availability of additional shares of Common Stock will enhance the Company’s flexibility in connection with possible future actions, such as stock splits, stock dividends, financings, employee benefit programs, corporate mergers and acquisitions, asset purchases, the possible funding of new product programs or businesses and other corporate purposes. The Board will determine whether, when and on what terms the issuance of shares of Common Stock may be warranted in connection with any of the foregoing purposes. The Company does not have any current planned use of the proposed additional shares of Common Stock other than the issuance of shares (i) upon exercise in full of the Series B Warrants; (ii) upon exercise of outstanding options and warrants for which the Board has not reserved shares of Common Stock for issuance, including the Officer and Director Options and the Initial Broker Warrants; (iii) upon exercise of the Contingent Broker Warrants, if issued; and (iv) constituting contingent consideration which may become issuable in connection with the Company’s proposed acquisition of substantially all of the operating assets of WSECI. If the shareholders do not approve

Proposal 2, then the Company’s ability to pay the contingent consideration, if any, in shares of Common Stock may be limited.
      No additional action or authorization of the Company’s shareholders will be necessary prior to the issuance of any additional shares of Common Stock unless required by applicable law or the rules of any stock exchange or national securities association trading system on which the Common Stock is then listed or quoted. Examples of circumstances in which further shareholder action may be required for issuance of such additional shares include: (i) transactions involving the issuance of shares representing 20% or more of the Company’s outstanding shares; (ii) transactions that would result in a change of control of the Company; and (iii) adoption of increases in shares available under, or material changes to, equity compensation plans.
Effects of Proposed Amendment
      All additional authorized shares would become part of the existing class of Common Stock, and the amendment to the Company’s articles of incorporation would not affect the terms of the outstanding Common Stock or the rights of the holders of the Common Stock. The Company’s shareholders do not have any preemptive or preferential right to purchase shares of Common Stock in connection with any future issuance of such shares.
      The amendment to the Company’s articles of incorporation to increase the number of authorized shares of Common Stock could, under certain circumstances, have an anti-takeover effect, although this is not the intention of Proposal 2, nor is Proposal 2 part of a plan by the Board to adopt a series of anti-takeover measures. The availability for issuance of additional shares of Common Stock or rights to purchase such shares could enable the Board to render more difficult or discourage an attempt by a party attempting to obtain control of the Company by tender offer or other means. The issuance of shares of Common Stock in a public or private sale, merger or similar transaction would increase the number of outstanding shares entitled to vote, increase the number of votes required to approve a change of control of the Company and dilute the interest of a party attempting to obtain control of the Company. Any such issuance could deprive shareholders of benefits that could result from an attempt to obtain control of the Company, such as the realization of a premium over the market price that such an attempt could cause. Moreover, the issuance of such additional shares to persons friendly to the Board could make it more difficult to remove incumbent officers and directors from office even if such change were favorable to shareholders generally.
      As stated above, the Company has no present intent to use the additional authorized shares of Common Stock for anti-takeover purposes, and this Proposal 2 is not part of a plan by the Board to adopt a series of anti-takeover provisions; however, if the amendment to the Company’s articles of incorporation to increase the number of authorized shares of Common Stock is approved by the shareholders at the Meeting, then more shares of Common Stock would be available for such purposes than is currently available. The Company is not aware of any pending or threatened efforts to obtain control of the Company, and the Board has no present intent to authorize the issuance of additional shares of Common Stock to discourage such efforts if they were to arise.
      Additionally, the issuance of additional shares of Common Stock otherwise than on a pro rata basis to all current shareholders will have a dilutive effect on earnings per share, book value per share and the equity and voting power of current shareholders and may adversely affect the market price of the Common Stock.
Recommendation of the Board of Directors
      The Board unanimously recommends that shareholders vote FOR Proposal 2. Proxies solicited by the Board will be voted FOR Proposal 2 unless instructions to the contrary are given.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
      The following table sets forth information regarding the beneficial ownership of Common Stock as of March 18, 2005 by (i) each shareholder who is known by the Company to own beneficially more than 5% of the outstanding Common Stock; (ii) each executive officer and director of the Company; (iii) each individual who served as Chief Executive Officer of the Company during the year ended December 31, 2004, as well as any other executive officer of the Company and its subsidiaries whose salary and bonus exceeded $100,000 during the year ended December 31, 2004; and (iv) all executive officers and directors of the Company as a group. All beneficial ownership information reported below is based upon publicly available information and certain additional information known to the Company.

	Common Stock Beneficially
	Owned(1)

	Number of
	Shares of	Percentage
Name of Beneficial Owner	Common Stock	of Class(2)

Barclays Global Investors, NA(3)	9,686,950	[	]%
Steven A. Odom‡ †(4)	3,905,921	[	]
James M. Logsdon(5)	1,520,888	[	]
Juliet M. Reising‡ †(6)	1,490,663	[	]
Stephen E. Raville†(7)	652,500	*
Gary H. Heck †(8)	474,375	*
Paul R. Garcia†(9)	472,000	*
Amy L. Newmark†(10)	452,500	*
James A. Verbrugge†(11)	50,000	*
Lewis Jaffe‡	28,500	*
All executive officers and directors as a group (8 persons)(12)	7,526,459	[	]

†	Director of the Company

‡	Officer of the Company

*	Less than 1% of the issued and outstanding shares of the Common Stock.

(1)	Unless otherwise noted, all of the shares shown are held by individuals or entities possessing sole voting and investment power with respect to such shares. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days after March 18, 2005, are treated as outstanding only when determining the amount and percentage owned by such individual or group.

(2)	In accordance with regulations of the SEC, the percentage calculations are based on [ ] shares of Common Stock issued and outstanding as of March 18, 2005, plus shares of Common Stock which may be acquired within 60 days after March 18, 2005, by each individual or group listed.

(3)	On February 14, 2005, a Schedule 13G was filed jointly with the SEC by the following reporting persons: Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Life Assurance Company Limited, Barclays Bank PLC, Barclays Capital Securities Limited, Barclays Capital Inc., Barclays Private Bank & Trust (Isle of Man) Limited, Barclays Private Bank and Trust (Jersey) Limited, Barclays Bank Trust Company Limited, Barclays Bank (Suisse) SA, Barclays Private Bank Limited, Bronco (Barclays Cayman) Limited, Palomino Limited and HYMF Limited. Each reporting person disclaims group status. The address of Barclays Global Investors, NA is 45 Fremont Street, San Francisco, California 94105.

(4)	Includes (i) 1,300 shares of Common Stock held by Mr. Odom’s wife as to which Mr. Odom may be deemed to share voting and investment power; (ii) 14,600 shares of Common Stock held by Mr. Odom’s son as to which Mr. Odom may be deemed to share voting and investment power; and

(iii) 3,570,821 shares of Common Stock issuable pursuant to options or warrants exercisable within 60 days after March 18, 2005.

(5)	Includes 1,478,474 shares of Common Stock issuable pursuant to options or warrants exercisable within 60 days after March 18, 2005.

(6)	Includes (i) 143,082 shares of Common Stock held in an account owned by Ms. Reising’s husband as to which Ms. Reising may be deemed to share voting and investment power; and (ii) 1,347,581 shares of Common Stock issuable pursuant to options or warrants exercisable within 60 days after March 18, 2005.

(7)	Includes (i) 547,500 shares of Common Stock issuable pursuant to options exercisable within 60 days after March 18, 2005; and (ii) 50,000 shares of Common Stock owned by the Raville 1994 Family Limited Partnership over which Mr. Raville does not have investment or voting power and as to which Mr. Raville disclaims beneficial ownership.

(8)	Includes 437,500 shares of Common Stock issuable pursuant to options or warrants exercisable within 60 days after March 18, 2005.

(9)	Represents 362,000 shares of Common Stock issuable pursuant to options exercisable within 60 days after March 18, 2005.

(10)	Includes 312,500 shares of Common Stock issuable pursuant to options or warrants exercisable within 60 days after March 18, 2005.

(11)	Represents 50,000 shares of Common Stock issuable pursuant to options exercisable within 60 days after March 18, 2005.

(12)	Includes 6,577,902 shares of Common Stock issuable pursuant to options or warrants exercisable within 60 days after March 18, 2005.
ADDITIONAL INFORMATION
Other Matters
      Management knows of no matters which will be presented for consideration at the Meeting other than those stated in the Notice of Special Meeting of Shareholders which accompanied this Proxy Statement. However, if any other matters do properly come before the Meeting, the person or persons named in the accompanying proxy form will vote the proxy in accordance with their best judgment regarding such matters. Such person or persons will also vote the proxy in accordance with their best judgment on matters incident to the conduct of the Meeting, including any decisions to adjourn the Meeting.
Shareholder Proposals
      Any and all shareholder proposals with respect to nominations of persons for election as directors must comply with the provisions of Article III, Section 10 of the Company’s bylaws. Any and all other shareholder proposals for inclusion in the proxy materials for the Company’s annual meeting of shareholders to be held in 2005 must comply with Rule 14a-8 promulgated under the Exchange Act and must be received by the Company, at its offices located at 400 Galleria Parkway, Suite 300, Atlanta, Georgia 30339, not later than July 6, 2005. Such other proposals should be addressed to the Secretary of the Company at the address indicated on the first page of this Proxy Statement.

      Whether or not you plan to attend the Meeting, you are urged to complete, date and sign the accompanying form of proxy and return it promptly to the Company in the enclosed postage-paid envelope. Shareholders who attend the Meeting may vote their shares personally even though they have submitted their proxies.

By Order of the Board of Directors,

Steven A. Odom
Chairman of the Board and Chief Executive Officer
Atlanta, Georgia
March [     ], 2005

VERSO TECHNOLOGIES, INC.
400 Galleria Parkway, Suite 300
Atlanta, Georgia 30339

PROXY FOR THE SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 27, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF VERSO TECHNOLOGIES, INC.

     The undersigned holder of shares of common stock, par value $0.01 per share (the “Common Stock”), of VERSO TECHNOLOGIES, INC., a Minnesota corporation (the “Company”), hereby appoints Steven A. Odom and Juliet M. Reising, and each of them, with full power of substitution, proxies to vote the shares of Common Stock which the undersigned could vote if personally present at the Special Meeting of Shareholders of the Company, to be held at 10:00 a.m., local time, on Wednesday, April 27, 2005, at The Georgian Club, located at 100 Galleria Parkway, Suite 1700, Atlanta, Georgia 30339, and any adjournment or postponement thereof (the “Meeting”).

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THEN THIS PROXY WILL BE VOTED IN FAVOR OF (FOR) PROPOSALS 1, 2 and 3.

1.	To approve the potential issuance of more than 20% of the Common Stock for the purpose of complying with the rules governing The Nasdaq Stock Market, Inc.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	To approve an amendment to the Company’s articles of incorporation to increase the number of authorized shares of Common Stock from 200,000,000 to 300,000,000.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	To transact such other business as may properly come before the Meeting.

☐ FOR	☐ AGAINST	☐ ABSTAIN

UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED AS IF MARKED FOR THE PROPOSALS ABOVE.

Receipt of the Company’s Proxy Statement dated March [___], 2005 is hereby acknowledged.

Signature:

Signature if jointly held:

Dated:	, 2005

Please date and sign as name appears hereon. When signing as executor, administrator, trustee, guardian or attorney, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized corporate officer. If a partnership, please sign in partnership name by authorized person. Joint owners should each sign.